Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2015
THIRD QUARTER ENDED NOVEMBER 1, 2014

Consolidated Results

Third Quarter

Sales

Third quarter net sales increased 8.5% to $723 million in Fiscal 2015 from $666 million in Fiscal 2014. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	3rd Qtr	3rd Qtr
Same Store Sales:	FY15	FY14
Journeys Group	6%	(2)%
Schuh Group	(2)%	(9)%
Lids Sports Group	1%	3%
Johnston & Murphy Group	1%	8%
Total Genesco	3%	(1)%

	3rd Qtr	3rd Qtr
Comparable Direct Sales:	FY15	FY14
Journeys Group	22%	6%
Schuh Group	16%	(11)%
Lids Sports Group	3%	40%
Johnston & Murphy Group	(6)%	6%
Total Genesco	9%	8%

	3rd Qtr	3rd Qtr
Same Store and Comparable Direct Sales:	FY15	FY14
Journeys Group	6%	(2)%
Schuh Group	0%	(10)%
Lids Sports Group	1%	5%
Johnston & Murphy Group	0%	7%
Total Genesco	3%	(1)%

Through December 2, 2014, fourth quarter same store sales increased 7% and direct sales increased 22% on a comparable basis; and combined comparable sales increased 9%.

Gross Margin

Third quarter gross margin was 49.6% this year compared with 49.8% last year, primarily reflecting lower gross margins in Schuh, Lids, and Johnston & Murphy.

Exhibit 99.2

SG&A

Selling and administrative expense for the third quarter increased to 43.0% of sales from 42.6% for the same period last year. Included in expenses this quarter is $1.0 million, or $0.04 per diluted share, in expense related to deferred purchase price in the Schuh acquisition. A deferred purchase price cash payment of £15 million was paid in June 2014. The remaining deferred purchase price cash payment of £10 million is due in June 2015 if the payees remain employed until the payment date. As we have discussed before, because of the retention feature, U.S. GAAP requires deferred purchase price payments to be expensed as compensation. Last year, expenses in the quarter included $3.0 million, or $0.12 per diluted share, of deferred purchase price. Last year’s expenses also included $4.0 million, or $0.11 per diluted share, recognized in connection with a change to the accounting treatment of “banked” bonuses under the Company’s EVA Incentive Plan. During the first quarter of this year, an amendment to the EVA Incentive Plan had the result of restoring the accounting treatment of banked bonuses that had been in effect prior to the accounting change last year. With the Plan amendment, the Company recorded a one-time charge of $5.7 million in the first quarter this year, representing the total of all “banked” bonuses as of the date of the amendment. Consequently, SG&A expense for the third quarter this year does not include any amortization of banked bonuses. Excluding the deferred purchase price expense from both periods and the effects of the bonus-related accounting change from last year, SG&A as a percent of sales increased to 42.9% from 41.5% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document. Accounting for 70 basis points of the year-over-year increase in SG&A expense as a percent of sales is the effect of a small positive accrual for EVA bonuses in the quarter this year compared to a large reversal of previous EVA bonus accrual in the third quarter last year.

Also included in third quarter SG&A expense, but not eliminated from the adjusted expense, is $4.2 million, or $0.14 per diluted share, this year, and $3.9 million, or $0.13 per diluted share, last year, related to a contingent bonus payment provided for in the Schuh acquisition. The purchase agreement calls for a total payment of up to £28 million including payroll taxes to members of the Schuh management group payable in Fiscal 2016 if they have achieved certain earnings targets above the planned earnings on which we based our acquisition valuation. As we have discussed previously, there have been quarterly accruals for a portion of this payment, reflecting an estimate of the probability, based on Schuh’s performance, that it will be earned. We anticipate that the final contingent bonus accrual will occur in the fourth quarter of the current fiscal year.

Asset Impairment and Other Items

The asset impairment and other charge of $1.0 million for the third quarter of Fiscal 2015 included network intrusion expenses of $0.6 million and asset impairments of $0.4 million. Last year’s third quarter asset impairment and other charge of $1.5 million included a $0.8 million charge for network intrusion expenses, a $0.4 million charge for asset impairments, and a $0.3 million charge for other legal matters.

The asset impairment and other charge, the deferred purchase price expense, and the effects of the bonus-related accounting change referenced above are collectively referred to as “Excluded Items” in the discussion below.

Operating Income

Genesco’s operating income for the third quarter was $46.6 million this year compared with $47.0 million last year. Adjusted for the Excluded Items in both periods, operating income for the third quarter was

Exhibit 99.2

$48.6 million this year compared with $55.5 million last year. Adjusted operating margin was 6.7% of sales in the third quarter this year and 8.3% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Interest Expense

Net interest expense for the quarter was $0.9 million, compared with $1.2 million for the same period last year.

Pretax Earnings

Pretax earnings for the quarter were $38.6 million this year and $45.8 million last year. Included in this year’s pretax earnings is an indemnification asset write-off of $7.1 million related to formerly uncertain tax positions that were taken by Schuh at the time of the purchase by Genesco, which were favorably resolved during the quarter. (The favorable resolution also resulted in the reversal of a corresponding FIN 48 provision, discussed below, under the heading “Taxes.”) Adjusted for the Excluded Items in both years and for the indemnification asset write-off this year, pretax earnings for the quarter were $47.7 million this year compared to $54.3 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Taxes

The effective tax rate for the quarter was 25.6% this year compared to 39.3% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items and the reversal of the FIN 48 provision related to the uncertain tax positions of Schuh covered by the indemnification asset discussed above, was 36.5% this year and 37.7% last year. The net impact was nearly zero between the indemnification asset write-off and the adjustment of the provision for the previously uncertain tax position.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $28.8 million, or $1.21 per diluted share, in the third quarter this year, compared to earnings of $27.8 million, or $1.18 per diluted share, in the third quarter last year. Adjusted for the Excluded Items in both periods and the indemnification asset write-off, third quarter earnings from continuing operations were $30.3 million, or $1.28 per diluted share this year, compared with $33.8 million, or $1.43 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is provided in the schedule at the end of this document.

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the third quarter increased 10.5% to $220 million from $199 million last year.

Same store sales for the quarter increased 1% this year compared to 3% last year. Comparable direct sales increased 3% compared to 40% last year. Comparable sales, including both same store and comparable direct sales, increased 1% this year compared to 5% last year. Through December 2, 2014, same store sales for the fourth quarter increased 2%; e-commerce sales increased 6%; and combined comparable sales increased 2%.

Exhibit 99.2

The Group’s gross margin as a percent of sales decreased 100 basis points due primarily to increased promotional activity, increased shipping and warehouse expense and changes in sales mix. Adjusted SG&A expense as a percent of sales increased 120 basis points from 45.5% to 46.7%, due primarily to increased occupancy expenses driven by square footage growth of more than 20% this year and increased selling salaries.

The Group’s third quarter operating income was $8.6 million, or 3.9% of sales, down from $12.0 million, or 6.0% of sales, last year.

Journeys Group

Journeys Group’s sales for the quarter increased 8.1% to $304 million from $281 million last year.

Same store sales for the Group were up 6%, compared with a 2% decrease last year; comparable direct sales increased 22% this year and 6% last year. Combined comparable sales increased 6% this year compared with a 2% decrease last year. Through December 2, 2014, same store sales for the fourth quarter increased 13%; comparable direct sales increased 20%; and combined comparable sales increased 13%.

Gross margin for the Journeys Group increased 60 basis points in the quarter due primarily to lower markdowns.

The Journeys Group’s adjusted SG&A expense increased 80 basis points as a percent of sales for the third quarter, reflecting increased bonus expenses.

The Journeys Group’s adjusted operating income for the quarter was $35.0 million, or 11.5% of sales, compared to $33.2 million, or 11.8% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Schuh Group

Schuh Group’s sales in the third quarter were $102 million, compared to $93 million last year, an increase of 10.2%. Same store sales decreased 2% in the quarter compared to a 9% decrease last year; direct sales increased 16% compared to an 11% decrease last year; and total comparable sales were flat compared to a 10% decrease last year. Through December 2, 2014, same store sales for the fourth quarter increased 3%; comparable direct sales increased 39%; and total comparable sales increased 9%.

Schuh Group’s gross margin was down 100 basis points in the quarter due primarily to increased markdowns and shipping and warehouse expenses. Schuh Group’s adjusted SG&A expense increased 40 basis points due to a higher bonus accrual in the third quarter this year compared to the same period last year.

Schuh Group’s adjusted operating income was $5.0 million, or 4.9% of sales compared with $5.8 million, or 6.3% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Johnston & Murphy Group

Johnston & Murphy Group’s third quarter sales increased 6.9%, to $66 million, compared to $62 million in the third quarter last year.

Exhibit 99.2

Same store sales increased 1%; direct sales decreased 6%; and combined comparable sales were flat on top of a 7% increase last year. Direct sales represented about 8% of Johnston & Murphy Group’s sales this quarter. Through December 2, 2014, same store sales for the fourth quarter decreased 1%; e-commerce and catalog sales increased 22%; and combined comparable sales increased 3%.

Johnston & Murphy’s gross margin for the Group decreased 210 basis points in the quarter primarily due to increased markdowns and shipping and warehouse expenses. SG&A expense as a percent of sales decreased by 110 basis points, due primarily to decreased bonus and advertising expenses. The Group’s adjusted operating income was $4.5 million or 6.8% of sales, compared to operating income of $4.8 million, or 7.8% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Licensed Brands

Licensed Brands’ sales decreased 2.1% to $31 million in the third quarter this year, compared to $32 million in the third quarter last year. Gross margin was up 160 basis points, due primarily to changes in product mix.

SG&A expense as a percent of sales was up 460 basis points primarily due to license agreement expense and increased bonus, shipping and warehouse and advertising expenses.

Adjusted operating income for the quarter was $3.1 million or 9.9% of sales, compared with $4.1 million, or 13.0% of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Corporate

Corporate expenses were $8.6 million or 1.2% of sales, compared with $8.2 million or 1.2% of sales last year. Adjusted for the applicable Excluded Items, corporate expenses were $7.6 million this year compared to $4.6 million last year, primarily due to increased bonus expense as a result of the reversal of bonus accruals last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet

Cash

Cash at the end of the third quarter was $38 million compared with $32 million last year. We ended the quarter with $115 million in debt, compared with $98 million last year. This year’s debt included $53 million in U.K. debt and $62 million in U.S. revolver borrowings. Last year’s third quarter included $79 million in revolver borrowings and $19 million in U.K. debt.

Inventory

Inventories increased 6% in the third quarter on a year-over-year basis. Retail inventory per square foot decreased 3%.

Equity

Equity was $971 million at quarter-end, compared with $862 million last year.

Exhibit 99.2

Capital Expenditures and Store Count

For the third quarter, capital expenditures were $33 million and depreciation and amortization was $19 million. During the quarter, we acquired 37 stores, opened 41 new stores and closed 11 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,647 stores compared with 2,513 stores at the end of the third quarter last year, or an increase of 5%. During the quarter, we opened 96 Macy’s locations. Square footage increased 9% on a year-over-year basis, including the Macy’s locations. The store count as of November 1, 2014 included:

Lids stores (including 117 stores in Canada)	941
Lids Locker Room Stores (including 37 stores in Canada)	213
Lids Clubhouse stores	33
Journeys stores (including 34 stores in Canada)	837
Journeys Kidz stores	184
Shï by Journeys stores	49
Underground by Journeys stores	113
Schuh Stores (including 6 Kids stores)	106
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	171

Total Stores	2,647

Locker Room by Lids in Macy’s stores	190
Total Stores and Macy’s Locations	2,837

Exhibit 99.2

For Fiscal 2015, we are forecasting capital expenditures of approximately $136 million and depreciation and amortization of about $74 million. Our current store openings and closing plans by chain are as follows:

	Actual	Projected		Projected	Projected	Projected
	Jan 2014	New	Acquisitions	Conversions	Closings	Jan 2015

Journeys Group	1,168	35			(13)	1,190
Journeys stores (U.S.)	796	12			(5)	803
Journeys stores (Canada)	31	4			0	35
Journeys Kidz stores	174	19			(2)	191
Shï by Journeys	50	0			(1)	49
Underground by Journeys	117	0			(5)	112

Johnston & Murphy Group	168	8			(6)	170

Schuh Group	96	13			(1)	108
Schuh Stores	92	11			(1)	102
Schuh Kids	4	2			0	6

Lids Sports Group	1,133	218	56	0	(27)	1,380
Lids hat stores (U.S.)	820	23		1	(18)	826
Lids hat stores (Canada)	110	9			(2)	117
Lids Locker Room, Locker Room by Lids in Macy’s stores & Lids Clubhouse	203	186*	56	(1)	(7)	437

Total Permanent Stores	2,565	274*	56	0	(47)	2,848
Schuh “pop-up” stores	3	0	0	0	(3)	0
Total Stores	2,568	274	56	0	(50)	2,848

*Includes 165 Locker Room by Lids in Macy’s stores

Comparable Sales Assumptions in Fiscal 2015 Guidance

Our guidance for Fiscal 2015 assumes comparable sales (including both same store sales and comparable direct sales) for the fourth quarter for each retail segment by quarter as follows:

	Actual	Actual	Actual	Guidance
	Q1	Q2	Q3	Q4	FY15
Journeys Group	1%	5%	6%	8 - 9%	5 - 6%
Lids Sports Group	1%	(2%)	1%	1 - 2%	0 - 1%
Schuh Group	(1%)	1%	0%	2 - 3%	0 - 1%
Johnston & Murphy Group	(1%)	2%	0%	0 - 1%	0 - 1%

Total Genesco	1%	2%	3%	4 - 5%	2 - 3%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management based on the achievement of certain performance objectives the timing and amount of non-cash asset impairments related to retail store fixed assets or to intangible assets of acquired businesses; the effectiveness of our omnichannel initiatives, weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail business. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.